UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 7, 2012

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Adoption of EA Bonus Plan Addendum

On June 7, 2012, the Board of Directors (the “Board”) of Electronic Arts Inc. (“EA” or the “Company”), upon the recommendation of the Executive Compensation and Leadership Committee (“Committee”), approved a Bonus Formula Addendum for the fiscal year ending March 31, 2013 (the “Addendum”) pursuant to the EA Bonus Plan (the “Plan”). Although EA generally expects to pay bonuses to our named executive officers pursuant to the terms of the Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”), the Committee or Board may use the criteria described in the Addendum as a guideline to determine the final amount of the bonus awards paid to the named executive officers under the Executive Bonus Plan or to award discretionary bonus payments to the named executive officers in accordance with the terms of the EA Bonus Plan.

Except as modified by the Addendum, the Plan and its material features remain unchanged. A copy of the full text of the Plan was filed on November 8, 2010 as Exhibit 10.1 to EA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. A copy of the full text of the Addendum is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

The terms of the Addendum provide for the funding of a Company-wide bonus pool for the payment of Plan bonuses for fiscal 2013. Bonus pool funding will be approved, at the discretion of the Committee based on the following: (i) 20% of the funding is based on the Company’s performance; and (ii) 80% of the funding is based on business unit performance and the achievement of measurable business objectives, including, but not limited to, business unit financial and operational performance metrics, such as profit and revenue targets. Management will then allocate, at its discretion, a percentage of the approved bonus pool funding to each business unit.

There are two types of bonus award payouts that may be awarded from the bonus pool funding to eligible participants for fiscal 2013: (1) annual bonus awards; and (2) mid-year bonus awards. Annual bonus award payouts for fiscal 2013 will be payable in or around June 2013 to all eligible regular status employees, including executive officers of the Company (and its subsidiaries and affiliates). In the discretion of management, some participants may be selected to receive a mid-year bonus award payout, which may either be in addition to, or in place of, all or part of a participant’s annual bonus award. Mid-year bonus awards, if any, may be paid at any time prior to the end of the fiscal year.

Each eligible participant has an annual target bonus amount that is expressed as a percentage of his or her annual base salary. A participant’s annual bonus award payout is generally determined based on an assessment of: (i) the participant’s target bonus; (ii) the percentage of bonus pool funding allocated to a participant’s business unit; and (iii) the participant’s individual achievement factor, as determined by the participant’s manager. Mid-year bonus award payouts may be based on factors such as the achievement of short-term performance goals, outstanding individual accomplishments or such other terms and conditions as may be determined at the discretion of management or the Committee.

With respect to the Company’s Chief Executive Officer, Mr. Riccitiello, a total of 75% of his fiscal 2013 bonus may be funded based upon the achievement of financial performance objectives with the key metrics being: (i) the Company’s non-GAAP earnings per share, (ii) the Company’s non-GAAP net revenue, (iii) the Company’s digital revenue; and (iv) profit and revenue targets for the PopCap business unit. The remaining 25% of Mr. Riccitiello’s fiscal 2013 bonus will be funded based on his individual performance and the achievement of measurable business objectives, including, but not limited to, strategic and operational objectives. Bonus components based on Company or business unit financial objectives may be funded between zero and 200% based on the Company’s actual performance versus fiscal year targets. Bonus components based on non-financial objectives will be funded at the discretion of the Board.

Mr. Riccitiello’s annual bonus award payout will be determined by the Board based upon an overall assessment of the following: (i) his target bonus amount; (ii) the funding of Financial and Individual Performance bonus components; and (iii) the Company’s total stockholder return (“TSR”) for fiscal 2013 relative to the performance of those companies in the NASDAQ-100 Index on April 1, 2012 (the “NASDAQ-100”).

The Company’s TSR will determine a multiplier ranging from 50% to 150% based on the relative TSR percentile ranking of the Company as compared to the NASDAQ-100 for fiscal 2013. TSR will be calculated using the closing stock prices of the NASDAQ-100 for the last 90 days of the Company’s fiscal year 2013 as compared to the average closing stock prices of the NASDAQ-100 for the first 90 days of the Company’s fiscal year 2013. To determine the Company’s relative TSR percentile ranking, the TSR of the NASDAQ-100 will be ranked from the highest to lowest according to each company’s respective TSR. The TSR multiplier will equal 100% if the Company’s TSR is at the 60th percentile of the NASDAQ-100. If EA’s TSR is above the 60th percentile, the TSR multiplier will increase by 3% for each percentile above up to a maximum of 150% at the 77th percentile. If EA’s TSR is below the 60th percentile, the TSR multiplier will decrease by 2% for each percentile below to a minimum of 50% at the 35th percentile. In addition, Mr. Riccitiello’s bonus payout for fiscal 2013 is subject to an overall cap equal to 200% of his fiscal 2013 target bonus amount.

The foregoing description of the Addendum does not purport to be complete and is qualified in its entirety by reference to the Addendum, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	EA Bonus Plan Addendum*

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: June 11, 2012	By: /s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	EA Bonus Plan Addendum*

*	Management contract or compensatory plan or arrangement